Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

Black Knight Holdco Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the directors of Black Knight Holdco Corp., by the written consent of its directors filed with the minutes of the board, adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of said corporation, and declaring said amendment to be advisable.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and read as follow:

FIRST.  The name of the corporation is Black Knight, Inc.

SECOND:  That in lieu of a meeting and vote of the sole stockholder, the sole stockholder has given unanimous written consent in favor of said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this September 6, 2017.

By:	/s/ Michael L. Gravelle
Authorized Officer
Title:	Executive Vice President,
General Counsel and Corporate Secretary
Name:	Michael L. Gravelle